Exhibit 99.2
For Immediate Release
Contact:
Michael Watts
Senior director, investor relations and
corporate communications
858-410-8673
Eric Lai Joins Gen-Probe as Senior Vice President, Research and Development
SAN DIEGO, CA, February 3, 2009 — Gen-Probe Incorporated (NASDAQ: GPRO) announced today that Eric Lai, Ph.D., has joined the Company as senior vice president, research and development.
“We are very pleased to add Eric’s scientific expertise and leadership to our already strong senior management team,” said Carl Hull, Gen-Probe’s president and chief operating officer. “We believe Eric will play an integral role in helping our R&D team drive short-, medium- and long-term product sales growth for the Company.”
Dr. Lai, 51, was most recently vice president, pharmacogenetics experimental project coordination and analysis, at GlaxoSmithKline (GSK). He was previously GSK’s vice president for discovery and pipeline genetics. Before joining GSK in 1995, he was an assistant professor in the department of pharmacology at the University of North Carolina at Chapel Hill.
Dr. Lai earned a Ph.D. in pharmacology and microbiology from Columbia University, M. Phil. and M.A. degrees from the department of pharmacology at Columbia, and a B.S. in chemistry from the University of Waterloo in Ontario, Canada.
About Gen-Probe
Gen-Probe Incorporated is a global leader in the development, manufacture and marketing of rapid, accurate and cost-effective nucleic acid tests (NATs) that are used primarily to diagnose human diseases and screen donated human blood. Gen-Probe has more than 25 years of NAT expertise, and received the 2004 National Medal of Technology, America’s highest honor for technological innovation, for developing NAT assays for blood screening. Gen-Probe is headquartered in San Diego and employs approximately 1,000 people. For more information, go to www.gen-probe.com.
Caution Regarding Forward-Looking Statements
Any statements in this press release relating to expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as believe, will, expect, anticipate, estimate, intend, plan and would. For example, statements regarding future growth and the plans and objectives of management are forward-looking statements. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied. Some of these risks include, but are not limited to, the risk that we cannot retain key executives. For additional information about risks and uncertainties we face and a discussion of our financial statements and footnotes, see documents we file with the SEC, including our most recent annual report on Form 10-K and all subsequent periodic reports. We assume no obligation and expressly disclaim any duty to update forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of subsequent events.
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